EXHIBIT 10.2
HomeFed Corporation
1903 Wright Place, Suite 220
Carlsbad, California 92008

August   , 2014

[Name of Executive
Address of Executive
City, State, Zip Code]

RE:  RSU Opportunity Notice

Dear [Executive]:

On behalf of HomeFed Corporation (“HomeFed” or the “Company”), in connection with your continued service as a valued employee of HomeFed, I am delighted to advise you that HomeFed’s Board of Directors (the “Board”) has determined to grant you the opportunity to receive an award of restricted stock units (“RSUs”) for common shares of HomeFed (the “shares”), pursuant to the HomeFed Corporation RSU Opportunity Plan and as outlined below:

1.
Determination of RSU’s.  During the period commencing on [_____] and ending on December 31, 2016 (the “Performance Period”), if the Board determines, in the exercise of its sole discretion taking into account the performance targets set forth on Exhibit A hereto, that you have achieved the performance criteria as determined by the Board, you will receive RSUs for a number of shares to be determined by dividing [$____] by the fair value of a share on the December 31, 2016, as determined by the Board in its sole discretion; provided that RSUs with respect to no fewer than [____] shares and no more than [______] shares may be granted, subject to your continued employment with the Company on the RSU Grant Date.  See below for examples of how this would work:

Fair Value/share on December 31, 2016	Number of shares subject to RSUs
$25	[_______]
$30	[_______]
$35	[_______]
$40	[_______]
$50	[_______]

If the Board determines in its sole discretion that you have not achieved the required performance criteria, you will not receive a grant of RSUs.  The Board will make this determination and, as appropriate, will grant the RSUs (the “RSU Award”) following the completion of the Performance Period, but in no event later than April 1, 2017. The date on which RSUs are granted is referred to as the “RSU Grant Date”.

2.
Vesting; Additional Conditions.  Fifty percent (50%) of the RSU Award will vest on December 31, 2017, and the remaining 50% of the RSU Award will vest on December 31, 2018, provided that you have been in the continuous employ of the Company through each of such vesting dates, except as otherwise provided in an RSU award agreement or notice to be delivered to you. Additional terms and conditions of the RSU Award may apply; if so, they will be determined by the Board in its sole discretion at the RSU Grant Date and will be set forth in the RSU award agreement or notice to be delivered to you in connection with the grant of the RSU Award.

Each RSU shall be settled on or within thirty (30) days following the date on which such RSU vests.  Vested RSUs shall be converted into an equivalent number of shares and distributed to you, except as otherwise provided in the applicable RSU award agreement or notice.  You will have the option to have up to 40% of the RSUs settled in cash at the closing market price on the settlement date as set out in the RSU award agreement or notice to be delivered to you in connection with the grant.

3.
Adjustments. In the event of any corporate event or transaction involving the Company, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, amalgamation, or other like change in capital structure (other than normal cash dividends), or any similar corporate event or transaction, the Board will substitute or adjust, in its sole discretion, the number and kind of shares or other property that may be issued under the RSU award agreement, including the maximum and minimum number of shares subject to the RSUs and the maximum value of the aggregate shares subject to the RSUs.

4.
Compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company intends that the Agreement be interpreted to satisfy an exemption from (or, to the extent not exempt, in compliance with) Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder, such that there are no adverse tax consequences, interest, or penalties as a result of the payments.

We intend this letter agreement to be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this letter agreement to the substantive law of another jurisdiction.  You understand that this letter does not confer any rights of continued employment upon you and does not restrict the Company’s right to terminate your employment at any time or for any reason.  This letter agreement supersedes any and all other agreements, representations or understandings (whether written or oral) between the Company and you with respect to your employment or compensation.

Kindly acknowledge your agreement to the terms of this letter by signing the enclosed copy and returning it to the undersigned, whereupon it shall be a binding agreement between the Company and you as to the terms set forth in this letter agreement.

Very truly yours,

____________________________________________
Accepted and Agreed to:

[Name of Executive]

Date:__________________________________

Schedule A

[Insert Performance Criteria for Executive]